Exhibit 99.1

Press Release

DG FastChannel(TM) Closes $145 Million Senior Debt Facilities Led By BMO Capital Markets

- Funding in Place to Close Vyvx Transaction and for Other Growth Initiatives -

DALLAS—(BUSINESS WIRE)—DG FastChannel, Inc. (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries, today announced that it closed a new six–year, $145 million senior credit facility with BMO Capital Markets as lead arranger. The senior credit facility consists of $115 million in term loans and a $30 million revolving credit facility. The new expanded facility replaces DG FastChannel’s prior $85 million credit facility.

The bank group consists of: BMO Capital Markets (lead arranger), Wachovia Bank, N.A., Webster Bank, N.A., Citibank, N.A., Fifth Third Bank, First Tennessee Bank, N.A., First Bank, and Bank of the West.

DG FastChannel intends to use the borrowings under the new $145 million credit facility to fund the previously announced acquisition of the Vyvx advertising services business and for general corporate purposes. DG FastChannel has also obtained a financing commitment from BMO Capital Markets for a two-year $65 million bridge loan. The Vyvx transaction is expected to close in the 2008 second quarter subject to securing regulatory approvals and the satisfaction of other customary closing conditions. As of December 31, 2007, DG FastChannel, Inc. had net debt of $34.7 million and total debt of $44.8 million.

Omar Choucair, Chief Financial Officer of DG FastChannel, stated, “We value BMO’s relationship and appreciate the entire bank group’s confidence in DG FastChannel and our plans for growth. The new credit facility provides an attractive cost of capital, available funding to close the Vyvx transaction and the financial flexibility to continue pursuing our strategies for growth and expansion.”

About DG FastChannel, Inc.

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively. DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries. The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, broadcast verification, and digital asset management. The Company has an online media distribution network used by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations. For more information visit www.dgfastchannel.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, the demand among certain clients for digital audio and video delivery services and its expectations of operations of the recently acquired Point.360 advertising distribution operations, GTN advertising distribution operations, its strategic alliance with Enliven Marketing Technologies and its announcement to purchase the Vyvx advertising distribution assets from Level 3. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG FastChannel’s business are set forth in the Company’s filings with the Securities and Exchange Commission. DG FastChannel assumes no obligation to publicly update or revise any forward-looking statements.

Contact:

DG FastChannel, Inc

Omar Choucair

Chief Financial Officer

972-581-2000

or

Jaffoni & Collins Incorporated

Joseph Jaffoni

212-835-8500

dgit@jcir.com